                                                                      Form 10-Q
                                                             September 30, 1994

                                                                     EXHIBIT 11


              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES
         COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE (Unaudited)


                                                                        Nine Months Ended                Three Months Ended
                                                                           September 30,                    September 30,
                                                                      ---------------------         --------------------------
In thousands, except per share data                                     1994        1993              1994           1993
- - - ------------------------------------------------------------------------------------------------------------------------------
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .        $ 13,300   $    (300)         $13,200       $(14,300)
Preferred stock dividends . . . . . . . . . . . . . . . . . . .          10,000                        4,900
                                                                       --------   ---------          -------       --------
Net income (loss) applicable to common stock  . . . . . . . . .        $  3,300   $    (300)         $ 8,300       $(14,300)
                                                                       ========   =========          =======       ========
Average number of common shares and
  common share equivalents outstanding:
     Average number of common shares
        outstanding   . . . . . . . . . . . . . . . . . . . . .          56,500      55,900           56,700         56,000
     Add common share equivalents - options
        to purchase common shares - net   . . . . . . . . . . .
                                                                       --------   ---------          -------       --------
Average number of common shares and
  common share equivalents outstanding  . . . . . . . . . . . .          56,500      55,900           56,700         56,000
                                                                       ========   =========          =======       ========
Net income (loss) per common share and
  common share equivalent (primary and
  fully diluted)  . . . . . . . . . . . . . . . . . . . . . . .            $.06       $(.01)            $.15          $(.26)
                                                                       ========   =========          =======       ========

The computation does not assume conversion of the Company's preferred stock into common stock since the result would be antidilutive. In 1994 and 1993, common stock equivalents were excluded from the computation since the result would be antidilutive.






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